UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the agreements entered by KBS Real Estate Investment Trust, Inc. (the “Company”) and its wholly owned subsidiaries in connection with the Company’s acquisition of two mezzanine loans and the related financing arrangements entered by the Company described under Item 2.03 are incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Investment in Arden Southern California Office Portfolio Mezzanine Loans

On January 30, 2008, the Company purchased, through indirect wholly owned subsidiaries, participation interests in two mezzanine loans with an aggregate face amount of $175 million (the “Arden Southern California Office Portfolio Mezzanine Loans”) from Wachovia Bank, National Association (“Wachovia”), which is not affiliated with the Company or the Company’s external advisor, KBS Capital Advisors, LLC (the “Advisor”). The purchase price of the Arden Southern California Office Portfolio Mezzanine Loans was approximately $144.0 million plus closing costs.

The acquisition was funded with proceeds from the Company’s ongoing public offering and with financing proceeds from two repurchase agreements entered into with Wachovia, described under Item 2.03.

On July 26, 2007, wholly owned subsidiaries of the borrowers purchased 33 multi-tenant office properties totaling 4.55 million square feet of rentable area in 60 buildings, located throughout Southern California, specifically in Los Angeles County (21 properties), Ventura County (five properties), Orange County (two properties) and San Diego (five properties) (the “Arden Portfolio”). The borrowers funded the purchase of the Arden Portfolio with cross-collateralized and cross-defaulted financing consisting of $700 million of first mortgage debt and $650 million of mezzanine financing (consisting of the four mezzanine loans described below (the “Mezzanine Loans”)). In addition, Wachovia committed to fund an additional $160 million for certain debt service shortfalls and approved expenses, which would be secured by mortgages on the Arden Portfolio properties that are senior to the Mezzanine Loans (the “Funding Obligation”). As of January 2008, Wachovia had funded approximately $17.1 million of the Funding Obligation. The borrowers under the Arden Southern California Office Portfolio Mezzanine Loans are not affiliated with the Company or its Advisor.

As discussed above, there are four Mezzanine Loans on the Arden Portfolio totaling $650 million (in order of the seniority of their interests in the Arden Portfolio): First Mezzanine Loan, $200 million (“M1 Mezzanine Loan”), Second Mezzanine Loan, $200 million (“M2 Mezzanine Loan”), Third Mezzanine Loan, $150 million (“M3 Mezzanine Loan”), and Fourth Mezzanine Loan, $100 million (“M4 Mezzanine Loan”).

The Company purchased a 50% junior participation interest in the M2 Mezzanine Loan in the amount of $100 million for a purchase price of approximately $83.7 million plus closing costs and a 50% senior participation interest in the M3 Mezzanine Loan in the amount of $75 million for a purchase price of approximately $60.3 million plus closing costs. The borrower under the M2 Mezzanine Loan is Cabi Cal Inter Holdings, LLC (“M2 Borrower”) and the borrower under the M3 Mezzanine Loan is Cabi Cal Resources, LLC (“M3 Borrower”).

The M2 Mezzanine Loan and the M3 Mezzanine Loan are secured by pledges by their respective borrowers of all such borrowers’ equity membership interests in subsidiaries that indirectly wholly own the Arden Portfolio. The direct or indirect owners of the M2 Borrower and the M3 Borrower — Cabi Holdings, Inc., Jacobo Cababie Daniel, Abraham Cababie Daniel, Elias Cababie Daniel and Henry Shahery — have guaranteed certain obligations under these loans.

Both the M2 Mezzanine Loan and the M3 Mezzanine Loan have initial maturity dates of August 2009 with three one-year extension options. The extension options are subject to certain requirements with respect to debt yield, the debt-service coverage ratio and the borrower’s ability to obtain an interest rate cap agreement, as well as the payment of a fee in connection with the exercise of the second and third extension options.

The M2 Mezzanine Loan and the M3 Mezzanine Loan bear interest at a floating rate of one-month LIBOR plus 350 basis points and 525 basis points, respectively. LIBOR Rate Cap Agreements are in place during the initial terms of the M2 Mezzanine Loan and the M3 Mezzanine Loan that cap the LIBOR rate at 6.0%. In addition, in connection with the Company’s acquisition of participation interests in the M2 Mezzanine Loan and M3 Mezzanine Loan, the Company entered into interest rate floor agreements with Wachovia that are effective through August 9, 2009. These interest rate floor agreements provide for payments to the Company to the extent that the LIBOR rate under the M2 Mezzanine Loan and M3 Mezzanine Loan fall below 4.5%.

During the term of the loan and any extension periods, the M2 Borrower and the M3 Borrower are required to make monthly interest-only payments, with the outstanding principal balance being due on the maturity date. Pursuant to the terms of the loan agreements, all of the borrowers, including the M2 Borrower and the M3 Borrower are required to contribute a pro rata portion (equal to their percentage of the total loan amount) to pay a Minimum Amortization Payment of $150 million on a date that is two weeks after the payment date occurring in September 2008, and on or before each payment date occurring in August of each calendar year thereafter. The Minimum Amortization Payment of $150 million will be allocated pro rata to the holders of each of the notes described above, including the mortgage noteholders, using a formula based on the outstanding principal amount of each loan.

The borrowers may prepay the M2 Mezzanine Loan and the M3 Mezzanine Loan in whole (but not in part) as of the last day of a monthly interest accrual period upon payment of a prepayment fee. Partial prepayments are permitted only in connection with a permitted release pursuant to the loan documents and payment of a prepayment fee. In addition to the prepayment fee, under certain circumstances, upon repayment or prepayment of the loans (including payments representing the pro-rata portion of the Minimum Amortization Payment), the M2 Borrower or the M3 Borrower, as applicable, must pay an exit fee in connection with repayment of the loans. If the M2 Borrower or the M3 Borrower repays one or both of the loans, the M2 Borrower or M3 Borrower must pay the lender an exit fee in an amount equal to 0.25% of the principal amount being repaid or prepaid, unless (i) such amounts are being repaid with proceeds from a replacement financing from Wachovia or (ii) the M2 Borrower or the M3 Borrower repays or prepays the entire or a portion of the amount of the respective loan with proceeds from the sale of the property securing the loan to a bona-fide third-party purchaser or with loss proceeds from an insurance policy or condemnation award.

Pursuant to an intercreditor agreement, the Company’s right to payment as the owner of participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan is subordinate to the right to payment of the lenders under the up to $860 million of mortgage loans (including the Funding Obligation) made to the 33 limited liability companies that directly hold title to the properties in the Arden Portfolio. The Company’s interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan are also subordinate to the M1 Mezzanine Loan as well as the senior position of the M2 Mezzanine Loan. The intercreditor agreement provides that in the event of a default under the mortgage loans or the Mezzanine Loans related to the Arden Portfolio, the junior most lender has the opportunity to cure a default on the respective loan to protect such junior lender’s interest. If the junior most lender does not exercise its right to cure the loan, the next most junior lender has the right to cure the loan that is in default. Each junior lender has a cure right. If none of the junior lenders exercise their right to cure a loan, the senior lender with respect to the loan in default may foreclose on the collateral.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, the Company’s indirectly wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interests in this transaction would allow the Company to take indirect control of the properties in the Arden Portfolio, subject to the senior debt.

The Company acquired its participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan through Cayman Islands subsidiaries owned by a Cayman Islands taxable REIT subsidiary, or TRS. Neither the TRS nor its Cayman Islands subsidiaries are expected to incur any significant U.S. or foreign income or withholding tax in respect of any investment in the participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan. The Company believes its income from the TRS will constitute qualifying REIT income, but there can be no assurance in this regard.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

On January 30, 2008, the Company entered into two repurchase agreements with Wachovia. Under the first repurchase agreement, the Company sold its 50% participation interest in the M3 Mezzanine Loan to Wachovia and obtained approximately $36.2 million of financing. Under the second repurchase agreement the Company sold its 50% participation interest in the M2 Mezzanine Loan to Wachovia and obtained approximately $50.2 million of financing. The Company agreed to repay the amounts financed, and thereby repurchase the participation interests, on June 30, 2008. The repurchase agreements for the participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan are cross-defaulted and cross-collateralized.

The outstanding amounts under the repurchase agreements bear interest at a rate of one-month LIBOR plus the pricing spread, which shall initially be 125 basis points. The pricing spread under each repurchase agreement will automatically increase by an additional 100 basis points if the Company has not repaid approximately one-third of the amount originally financed under that repurchase agreement by February 29, 2008. In addition, the pricing spread under each repurchase agreement will automatically increase by an additional 100 basis points if the Company has not repaid approximately two-thirds of the amount originally financed under that repurchase agreement by March 31, 2008. Notwithstanding the above, on May 1, 2008, amounts outstanding under the repurchase agreements shall bear interest at a rate of one-month LIBOR plus 750 basis points. Under the terms of each of the repurchase agreements, the Company has the right to reduce the outstanding amounts thereunder from time to time by paying the same down without penalty or premium.

Though the subsidiaries of the Company that acquired the participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan are the parties that entered into the repurchase agreements, the Company has guaranteed all obligations of such subsidiaries under the repurchase agreements. In addition, the guarantees entered into by the Company require the Company to meet certain financial covenants, including requirements with respect to the ratio of the Company’s indebtedness to tangible net worth, minimum liquidity and the requirement to maintain a consolidated tangible net worth during the term of the agreements of at least (i) $500 million plus (ii) an amount equal to 75% of the net proceeds from the Company’s ongoing public offering from the date of the guarantees through the date of determination. The Company also makes certain covenants with respect to its net income in the repurchase agreement.

In addition, if the Company has not repaid all outstanding amounts under the repurchase agreements in full by May 1, 2008, then commencing May 1, 2008, the Company must pay Wachovia all net proceeds from the Company’s ongoing initial public offering (excluding proceeds received from the Company’s dividend reinvestment plan) to reduce the amounts outstanding under the repurchase agreements, and if any amounts remain outstanding under the repurchase agreements as of June 1, 2008, then, in addition to the above, commencing June 1, 2008, the Company must pay Wachovia an amount equal to all cash receipts from operating activities of the Company less an amount necessary to pay a variety of permitted expenditures to reduce the amounts outstanding under the repurchase agreements. Permitted expenditures include operating expenses of the Company and its subsidiaries, debt service payments under the Company’s debt obligations and amounts necessary to permit the Company to pay distributions to maintain its REIT status and make distributions to its stockholders up to an annualized rate of 7% based on a stock purchase price of $10.00 per share.

The Company expects to use the proceeds raised in its ongoing public offering to repay the repurchase agreements in the next 90 days. In connection with the execution of the repurchase agreements, the Company has also amended 12 mortgage loans in the aggregate principal amount of approximately $205.6 million to provide that the Company’s participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan and the repurchase agreements entered in connection with their acquisition will be excluded from the financial covenants under those mortgage loans until April 30, 2008. If the Company is unable to pay down amounts outstanding under the repurchase agreements by April 30, 2008, it may need to further amend the 12 mortgage loans to exclude the participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan and the repurchase agreements from the financial covenants for a longer period. Eleven of these mortgage loans are cross-defaulted and cross-collateralized with each other and the remaining mortgage loan is cross-defaulted and cross-collateralized with one of the eleven other loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: February 5, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer